Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (No. 333-214320) on Form S-8 of Adient plc of our report dated June 23, 2025 relating to the financial statements and supplemental schedules of Avanzar Interior Technologies, Ltd. Savings and Investment (401k) Plan appearing in this annual report on Form 11-K for the year ended December 31, 2024.

/s/ Plante & Moran, PLLC

Southfield, Michigan
June 23, 2025